                       MAGNA GROUP, INC.
                     AMENDED AND RESTATED
                     EMPLOYMENT AGREEMENT


          This agreement ("Agreement") has been entered into effective the 1st day of January, 1995, and amended and re-stated the 6th day of June, 1996 and as of the 27th day of May, 1997, by and between Magna Group, Inc., a Delaware corporation ("Company"), and G. Thomas Andes, an individual ("Executive").

                           RECITALS

          The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of the Executive to the Company as a member of the Company's management and to assure that the Com-pany will have the continued dedication of the Executive, not-withstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board de-sires to provide for the continued employment of the Executive on the terms hereof, and the Executive is willing to commit himself to continue to serve the Company. Additionally, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon the breach of this Agreement by the Employer or upon a termination of employment after a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

                     IS AGREED AS FOLLOWS:

SECTION 1:  DEFINITIONS AND CONSTRUCTION.

          1.1 DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

          1.1(a)    "CASH COMPENSATION" means the Executive's
                    Annual Base Salary (as defined in Section


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                    2.4(a)) plus the Incentive Bonus (as de-
                    fined in Section 2.4(b)) anticipated to be awarded to the Executive in any given year.

          1.1(b)    "BOARD" means the Board of Directors of
                    the Company.

          1.1(c) "CHANGE IN CONTROL" means a change in con-trol of the Company of a nature that would be required to be reported in response to
                    Item 6(e) of Schedule 14A of Regulation
                    14A promulgated under the Exchange Act;
                    provided that, for purposes of this
                    Agreement, a Change in Control shall be
                    deemed to have occurred if (i) any Person
                    (other than the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company which represent 20% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company's stockholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period, but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iii) there is consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the

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                    surviving corporation immediately after
                    the merger; (iv) there is consummated any consolidation or merger of the Company in which the Company is the continuing or surviving corporation in which the holders of the Company's Common Stock immediately prior to the merger do not own fifty per-cent (50%) or more of the stock of the surviving corporation immediately after the merger; (v) there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (vi) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

          1.1(d)    "CHANGE IN CONTROL DATE" shall mean the
                    date of the Change in Control.

          1.1(e)    "CODE" shall mean the Internal Revenue
                    Code of 1986, as amended.

          1.1(f) "COMPANY" means Magna Group, Inc., a Dela-ware corporation.

          1.1(g)    "EMPLOYMENT PERIOD" means the period
                    beginning on the Effective Date and ending on December 31, 1999.

          1.1(h)    "EFFECTIVE DATE" shall mean January 1,
                    1995.

          1.1(i)    "EXCHANGE ACT" means the Securities Ex-
                    change Act of 1934, as amended.

          1.1(j)    "PERSON" means any "person" within the
                    meaning of Sections 13(d) and 14(d) of the Exchange Act.

          1.1(k) "TERM" means the period that begins on the Effective Date and ends on the earlier of:
                    (i) the close of business on December 31, 1999, or (ii) the Date of Termination as defined in Section 3.6.

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          1.2  GENDER AND NUMBER.  When appropriate, pronouns
in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

          1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the terms "Article" and "Section" mean the text that accompanies the specified Article or Section of the Agreement.

          1.4 APPLICABLE LAW. This Agreement shall be gov-erned by and construed in accordance with the laws of the state of Missouri, without reference to its conflict of law principles.

SECTION 2:  TERMS AND CONDITIONS OF EMPLOYMENT.

          2.1 PERIOD OF EMPLOYMENT. Throughout the Term of this Agreement, the Executive shall remain in the employ of the Company in accordance with the terms and provisions of this Agreement.

          2.2  POSITIONS AND DUTIES.

               2.2(a) Throughout the Term of this Agreement, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those assigned to, or held and exercised by, the Executive on the Effective Date of this Agreement.

               2.2(b) Throughout the Term of this Agreement (but excluding any periods of vacation and sick leave to which he is entitled), the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this paragraph for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with

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          this Agreement or violate the Company's conflict of
          interest policy as in effect on the Effective Date.

          2.3 SITUS OF EMPLOYMENT. Throughout the Term of this Agreement, the Executive's services shall be performed at the location where the Executive was employed on the Effective Date, or any office which is the headquarters of the Company and is located in the greater St. Louis area.

          2.4 COMPENSATION. The Executive's annual Compensa-tion and other benefits described in this Section 2.4, shall be provided by the Company.

               2.4(a) ANNUAL BASE SALARY. For the first cal-endar year within the Term of this Agreement, the Executive shall receive an annual base salary of three hundred and seventy-five thousand dollars ($375,000.00), which shall be paid in equal or sub-stantially equal monthly installments. During the Term of this Agreement, the annual base salary pay-able to the Executive shall be reviewed thereafter at least annually but need not be adjusted upward as a result of such review and shall not be reduced after any increase thereof. "Annual Base Salary" as used herein shall mean the annual base salary for a then current year.

               2.4(b) INCENTIVE BONUSES. In addition to An-nual Base Salary, the Executive shall be entitled to participate in any incentive bonuses ("Incentive Bo-nuses") provided through any incentive compensation plan, which is generally available to other peer ex-ecutives of the Company. To the extent any incen-tive bonus is paid in shares of restricted stock, there shall be included in Cash Compensation the value of such shares on their award date without any discount; provided, however, such restricted shares shall include only those awarded in lieu of compensation payable, as determined by the Compensation Committee of the Board. To the extent any incentive bonus is calculated for a year in which the bonus has not been paid, such amount shall be the highest amount that would be paid assuming a) the Company performance was at or above the level permitting the maximum award, b) the individual performance was at or above the level permitting the maximum award and c) any discretionary award was made at the maximum level, in each case as in effect immediately prior to the date of the Change of Control.

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               2.4(c)  INCENTIVE, SAVINGS AND RETIREMENT
          PLANS. Throughout the Term of this Agreement, the Executive shall be entitled to participate in all incentive, savings and retirement plans generally available to other peer executives of the Company.

               2.4(d) WELFARE BENEFIT PLANS. Throughout the Term of this Agreement (and thereafter, subject to Section 4.1(c) hereof), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other peer executives of the Company.

               2.4(e) EXPENSES. Throughout the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures generally applicable to other peer executives of the Company.

               2.4(f) FRINGE BENEFITS. Throughout the Term of this Agreement, the Executive shall be entitled to such fringe benefits as generally are provided to other peer executives of the Company.

               2.4(g) OFFICE AND SUPPORT STAFF. Throughout the Term of this Agreement, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to those generally provided to other peer ex-ecutives of the Company.

               2.4(h) VACATION. Throughout the Term of this Agreement, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices generally provided with respect to other peer executives of the Company.

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SECTION 3:  TERMINATION OF EMPLOYMENT.

          3.1 DEATH. The Executive's employment shall termi-nate automatically upon the Executive's death during the Em-ployment Period.

          3.2 DISABILITY. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 7.1 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive hereunder on a full-time basis for a period of one hundred eighty (180) consecutive business days by reason of a physical and/or mental condition. "Disability" shall be deemed to exist when certified by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Executive will submit to such examinations and tests as such physician deems necessary to make any such Disability determination.

          3.3 TERMINATION FOR CAUSE. The Company may termi-nate the Executive's employment during the Employment Period for "Cause," which shall mean termination based upon: (i) the Executive's willful and continued failure to perform substan-tially his duties with the Company (other than as a result of incapacity due to physical or mental condition), after a demand for substantial performance is delivered to him by the Chairman of the Compensation Committee of the Board, which specifically identifies the manner in which the Executive has not substantially performed his duties, (ii) the Executive's willful commission of misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) the Executive's material breach of any provision of this Agreement. For purposes of this paragraph, no act, or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) he receives a Notice of Termination (as defined in Section 3.5) from the Chairman of the Compensation Committee of the Board,

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
(ii) he is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds, in its good faith opinion, that the Executive was guilty of the conduct set forth in the Notice of Termination.

          3.4 GOOD REASON. The Executive may terminate his employment with the Company for "Good Reason," which shall mean termination based upon:

               (i)     the assignment to the Executive of
          any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by
          Section 2.2 or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) (a)  the failure by the Company to
          continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive is entitled as specified in Section 2.4,
          (b) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in Section 2.4, or deprive the Executive of any material fringe benefit enjoyed by the Executive as described in Section 2.4(f), or (c) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled as described in
          Section 2.4(h).

               (iii)   the Company's requiring the Executive
          to be based at any office or location other than that described in Section 2.3;

               (iv)    a material breach by the Company of
          any provision of this Agreement;

               (v)     any purported termination by the
          Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

               (vi)    within a period ending at the close
          of business on the date two (2) years after the Change in Control Date, any failure by the Company to comply

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
          with and satisfy Section 6.2, on or after the Change in Control Date; or

               (vii)   within a period ending at the close
          of business on the date one (1) year after the Change in Control Date, the Executive, in his sole and absolute discretion, determines and notifies the Company in writing, that he does not wish to continue his employment with the Company.

For purposes of this Section any good faith determination of "Good Reason" made by the Executive shall be conclusive.

          3.5 NOTICE OF TERMINATION. Any termination by the Company for Cause or Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party, given in accordance with Section 7.1. For pur-poses of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and cir-cumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen
(15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          3.6 DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by him for Good Reason as provided in
Section 3.4 hereof, the Date of Termination shall be the date on which the Executive receives benefits under Section 4.2 hereof, (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, or (iv) if the Executive's employment is terminated by the Company other than for Cause, death, or Disability, the Date of Termination shall be the date of receipt of the Notice of Termination; provided that if within thirty (30) days after any Notice of Termination is given, the

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party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

SECTION 4:  CERTAIN BENEFITS UPON TERMINATION.

          4.1 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON PRIOR TO A CHANGE IN CONTROL. If, prior to a Change in Con-trol, during the Employment Period: (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, the Executive shall be entitled to the benefits provided below:

               4.1(a)  "Accrued Obligations":  On the fifth
          (5th) business day following the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), (3) any accrued vacation pay; in each case to the extent not previously paid, and in the event of a termination pursuant to Section 4.1, 4.2, 4.3 or 4.4 hereof (and excluding any termination pursuant to Section 4.5) part or all of the Incentive Bonus for the year in which the Date of Termination occurs based on a fraction of the number of whole or part months of the year through the Date of Termination divided by twelve.

               4.1(b) "Annual Base Salary Continuation": For the remainder of the Employment Period, the Company shall pay to the Executive, the Executive's then-current Annual Base Salary as would have been paid to the Executive had the Executive remained in the Company's employ throughout the Employment Period. The Company at any time may elect to pay the balance of such payments then remaining in a lump sum, in which case the total of such payments shall be discounted to present value as determined according to Code Section 280G(d)(4).

               4.1(c) "Welfare Benefit Continuation": For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may

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          provide, the Company shall continue benefits to the
          Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(d) if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally at any time after the Effective Date to other peer executives of the Company and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits de-scribed herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligi-bility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

               4.1(d) "Other Benefits": To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally after the Effective Date to other peer executives of the Company and their families.

               The Executive shall not be required to mitigate the amount of any payment provided for in this Sec-tion by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Executive as the result of employment by another em-ployer after the Date of Termination, or otherwise.

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          4.2  BENEFITS UPON TERMINATION AFTER A CHANGE IN
CONTROL. If a Change in Control occurs during the Employment Period and within two (2) years after a Change in Control:
(i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, then the Executive shall be entitled to the benefits provided below:

               4.2(a)  "Accrued Obligations":  On the fifth
          (5th) business day following the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay; in each case to the extent not previously paid. No amount shall be paid as Annual Base Salary for any period following the Date of Termination.

               4.2(b) "Severance Amount": On the fifth (5th) business day following the Date of Termination, the Company shall pay to the Executive as severance pay in a lump sum, in cash, an amount equal to 2.99 times his Cash Compensation for the most recent calendar year in which occurs the Date of Termination.

               4.2(c) "Welfare Benefit Continuation": For three years after the Executive's Date of Termina-tion, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(d) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligi-bility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to

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
          such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period.

               4.2(d) "Other Benefits": To the extent not previously paid or provided, and for a period ending on the third anniversary of the Date of Termination, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company applicable to the Executive and for his family as well as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally after the Effective Date to other peer executives of the Company and their families.

               4.2(e)  "Certain Additional Payments by the
          Company":

               (i)     Anything in this Agreement to the
          contrary notwithstanding, in the event (A) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Code Section 4999, or (B) any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed on the Payment and on the Gross-Up Payment as well as any additional income tax, employment tax and Excise Tax payable with respect to such ad-ditional payment (including any interest or penal-ties imposed with respect to such excise tax). The Gross-Up Payment shall not include any amount for the payment of any income or employment taxes imposed on the Payment, but shall include any income or employment taxes payable with respect to any Gross-Up Payment

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
          (and any interest and penalties imposed with respect thereto).

               (ii)    Subject to the provisions of Section
          4.2(f)(iii), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accountant which shall provide de-tailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the independent accountant shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.2(f), shall be paid by the Company to the Executive within five (5) days of the receipt of the independent accountant's determination. If the independent accountant determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable Federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the independent accountant shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Under-payment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.2(f)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the independent accountant shall determine the amount of the Underpayment that has occurred and any such Underpayment, as well as any interest and penalties imposed thereon, shall be promptly paid by the Company to or for the benefit of the Executive.

                 (iii)   The Executive shall notify the
          Company in writing of any claim by the Internal
          Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (a)  give the Company any information
          reasonably requested by the Company relating to such claim,

               (b) take such action in connection with con-testing such claim as the Company shall reason-ably request in writing from time to time, in-cluding without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (c) cooperate with the Company in good faith in order to effectively contest such claim, and

               (d) permit the Company to participate in any proceedings relating to such claim; provided, how-ever, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.2(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue
          Service or any other taxing authority.

               (iv)    If, after the receipt by the
          Executive of an amount advanced by the Company pursuant to Section 4.2(f)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's compliance with the requirements of
          Section 4.2(f)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
          Section 4.2(f)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determi-nation, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          4.3 DEATH. If the Executive's employment is termi-nated by reason of the Executive's death during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive's es-tate or beneficiary, as applicable, in a lump sum in cash within five (5) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)), including death benefits pursuant to the terms of any plan, policy, or arrangement of the Company.

          4.4 DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obli-gations to the Executive, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within five (5) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)) including disability benefits pursuant to the terms of any plan, policy or arrangement of the Company.

          4.5 TERMINATION FOR CAUSE; OTHER THAN GOOD REASON. If the Executive's employment shall be terminated for Cause during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Accrued Obligations (as defined in Section 4.1(a)). If the Executive terminates employment with the Company during the Employment Period, (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations (as defined in Section 4.1(a)) and the timely payment or provision of Other Benefits (as defined in Section 4.1(d)). In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty
(30) days of the Date of Termination. If the Executive's employment shall terminate for the reasons stated in this Section, the provisions of Section 5 shall continue to apply.

          4.6 NON-EXCLUSIVITY OF RIGHTS. Except as provided in Sections 4.1(c) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits of which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          4.7 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Execu-tive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Sections 4.1(c), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).

          4.8 RESOLUTION OF DISPUTES. If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Com-pany, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent juris-diction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 or 4.2 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

SECTION 5:  NON-COMPETITION WITH AND SERVICES FOR THE COMPANY.

          5.1  NON-COMPETE AGREEMENT.

               5.1(a) It is agreed that either: (i) during the Term of this Agreement and for a period ending three (3) years thereafter; or (ii) if the Execu-tive's employment is terminated during the Term of this Agreement, then until the date three (3) years after the date of termination, the Executive shall not, without prior written approval of the Board, become an officer, employee, agent, partner, or di-rector of any business enterprise in substantial di-rect competition (as defined in Section 5.1(b)) with the Company.

               5.1(b) For purposes of Section 5.1, a business enterprise with which the Executive becomes associ-ated as an officer, employee, agent, partner, or di-rector shall be considered in substantial direct competition, if such entity competes with the Company in any business in which the Company is engaged and is within the Company's market area (as defined herein) as of the Date of Termination. The Company's market area is defined for this purpose, as the area which constitutes Central and Southern Illinois, Northeastern and Central Iowa and the St. Louis metropolitan area, and if the Company becomes the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) after the Effective Date, to all or substantially all of the business and/or assets of another business enterprise, the geographical areas in which such predecessor business enterprise conducts substantial business activity.

          5.2 CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          5.3 SERVICES FOLLOWING A CHANGE IN CONTROL. If a Change in Control of the Company shall occur and the Executive shall receive the payment provided in Section 4.2 hereof, then following the Date of Termination, and for a period of six months thereafter, the Executive shall make himself available for no additional payment other than his reasonable expenses incurred in the performance of his duties hereunder at such reasonable times and places as shall be set forth in writing by notice from the Chief Executive Officer of the Company to him to perform such reasonable services as may be requested in writing of him. No services hereunder shall be required on a "full time" basis.

          5.4 MODIFICATION. If any court of competent juris-diction determines that, consistent with the established precedent of the forum of jurisdiction, any restriction contained in Section 5.1 of this Agreement is unenforceable or unreasonable, a lesser restriction shall be enforced in its place to the maximum extent deemed enforceable or reasonable, and the remaining covenants and restrictions shall be enforceable independently of each other.

SECTION 6:  SUCCESSORS.

          6.1 SUCCESSORS OF EXECUTIVE. This Agreement is personal to the Executive, and without the prior written consent of the Company, amounts receivable hereunder shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          6.2 SUCCESSORS OF COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Agreement at his option on or after the Change in Control Date for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 7:  MISCELLANEOUS.

          7.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the President of the Company with a copy to the Secretary of the Company, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               Notice to Executive:
               -------------------

               G. Thomas Andes
               409 Lake Christine Drive
               Belleville, Illinois 62221

               Notice to Company:
               -----------------

               Magna Group, Inc.
               One Magna Place
               1401 South Brentwood Blvd.
               St. Louis, Missouri 63144-1401

          7.2 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          7.3 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          7.4 WAIVER. The Executive's or the Company's fail-ure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to as-sert any right the Executive or the Company may have here-under, including, without limitation, the right of the Execu-tive to terminate employment for Good Reason pursuant to Sec-tion 3.4 shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          7.5 REPLACEMENT OF PRIOR AGREEMENT. This Agreement supersedes and replaces the Agreement between the undersigned dated January 1, 1995, as amended and restated June 6, 1996.

          IN WITNESS WHEREOF, the Executive and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.




                                       /s/ G. Thomas Andes
                                       ----------------------------------------
                                       G. Thomas Andes



                                       MAGNA GROUP, INC.



                                       By  /s/ Carolyn B. Ryseff
                                         --------------------------------------
                                       Name:   CAROLYN B. RYSEFF
                                            -----------------------------------
                                       Title:  SENIOR VICE PRESIDENT
                                             ----------------------------------


                                       By  /s/ Carl G. Hogan, Sr.
                                         --------------------------------------
                                         Carl G. Hogan, Sr.
                                         Chairman of the Compensation
                                           Committee of the Board of Directors